Exhibit 10.14
AGREEMENT OF LEASE
     THIS AGREEMENT entered into the 3rd day of February, 1997, by and between: Clara Lopez D’Aquilla, Beverly Lopez, Helen Lopez Languirand and John M. Lopez (hereinafter collectively referred to as “Lessor”) and ELECTRO-COAL TRANSFER CORPORATION, a corporation created under the laws of the State of Louisiana, whose address is Davant, Louisiana (hereinafter referred to as “Lessee”):
1.
     Lessor hereby leases and lets unto Lessee the real property described on Exhibit “A” and shown on survey dated November 18, 1996 and designated Exhibit “B”, which said Exhibits “A” and “B” are annexed hereto and made a part hereof (the “Leased Premises”).
2.
     The term of this lease shall be for a term commencing on the first day of March, 1997 (the “Commencement Date”) and terminating on the 31st day of January, 2029.
3.
     This lease is made for and in consideration of a rental of $38,800.00 per annum, payable in advance in monthly installments of $3,233.33 commencing as of April 1, 1996 and on the first of each and every month thereafter. Rent for the period between April 1, 1996 and the date of execution hereof shall be paid contemporaneously with the rent due March 1, 1997. The monthly installments shall be payable to each Lessor in the amounts and at the addresses herein set forth (unless any Lessor named below shall by notice in writing, advise Lessee of a different address for payment due that Lessee):

Clara Lopez D’Aquilla 1092 Beach Boulevard Biloxi, MS 39530	25%	$808.33

Beverly Lopez 633 Kerlerec Street New Orleans, LA 70116	25%	$808.33

Helen Lopez Languirand 579 Howard Avenue Biloxi, MS 39530	25%	$808.33

John M. Lopez 2132 Legion Drive Gretna, LA 70056	25%	$808.33

	TOTAL:	$3,233.32
     Commencing January 1, 1998 and annually on January 1st thereafter (the “Adjustment Date”), the rental provided for hereinabove shall be increased by an amount determined as follows: The index number for which computation has been made in the column for the “Consumer Price Index — All Urban Consumers (CPI-U), 1982-1984 = 100” as published by the Bureau of Labor Statistics (hereinafter called the “Index”). The month of October, 1996, shall be considered the Base Index. The corresponding Index number for the month of October preceding the next Adjustment Date shall be considered the Current Index. If the Current Index is greater than the Base Index, it shall be divided by the Base Index, and from the quotient thereof, there shall be subtracted the integer 1. Any resulting positive number shall be deemed to be the percentage of increase in the cost of living. The additional monthly rental for the next one year period commencing on the next Adjustment Date shall be the product obtained by multiplying $3,233.33 per month by the percentage of increase in the cost of living determined as aforesaid.
     In no event shall the monthly rental ever be reduced below the sum of $3,233.33.
     Lessee shall advise Lessor in writing of any increased rental within fifteen days of receipt by Lessee of the data providing the Current Index.
4.
     The leased premises may be used for any lawful, commercial or industrial purpose, including, without limitation, constructing, maintaining and operating any and all structures which lessee deems appropriate and useful in conducting a bulk transfer terminal, bulk storage facilities for coal and any other commodities, fleeting, switching and cleaning services for barges and vessels.
     Lessor warrants that they are the owners of the leased premises free and clear of liens and encumbrances; that the leased premises may be used by Lessee for the purposes set forth herein (''Lessee’s Intended Use”). Lessor further agrees that in the event Lessee’s Intended Use for the leased premises is hindered or prohibited by any title restriction or any governmental laws, rules, regulations or ordinances Lessee shall have the right and option to cancel this lease which cancellation shall become effective on the first day of the month following the month in which such notice is delivered by Lessor.
5-a
     In the event that Lessee’s Intended Use of the leased Premises is prohibited or hindered by any applicable zoning law, ordinance or regulation, then and in such event, Lessor agrees that Lessee may either in its name or in Lessor’s name, apply to the agency having jurisdiction for a change in the zoning classification to permit Lessee’s Intended Use of the leased premises. Any such proceedings to change the zoning classification of the Leased Premises shall be undertaken at

Lessee’s sole expense; Lessor, however, shall cooperate with Lessee in all reasonable ways, including executing all necessary documents to accomplish a change in such zoning classification.
5-b
     In the event that any applicable subdivision ordinance, law or regulation affecting Lessor’s property requires that Lessor’s property be re-subdivided in order to permit Lessee to occupy or use the Leased Premises for Lessee’s Intended Use, Lessor agrees to apply for a re-subdivision of Lessor’s property to enable Lessee to use and occupy the Leased Premises. Any proceedings or applications for re-subdividing Lessor’s property shall be at Lessee’s sole cost and expense; Lessor, however, shall cooperate with Lessee in all reasonable ways, including executing all necessary documents to accomplish said re-subdivision.
5-c
     If a change in zoning classification and/or resubdivision of Lessor’s property is necessary for Lessee’s Intended Use of the leased premises and if Lessee is not successful in having the change in zoning classification and/or the re-subdivision approved by the agencies having jurisdiction in the matter, Lessee shall have the right and option to cancel this lease, which cancellation shall become effective on the first day of the month following the month in which notice of cancellation is delivered by Lessee.
6.
     Lessors agree and obligate themselves to pay all real estate taxes assessed and levied against the real estate comprising the leased premises; Lessee agrees to pay all taxes assessed and levied against any improvements placed on the Leased Premises by Lessee.

7.
     Upon expiration of this lease, and for a reasonable period thereafter, the Lessee agrees to remove any and all improvements and equipment placed thereon by Lessee and return the Leased Premises in a clean and orderly condition.
8.
     Lessee assumes responsibility for the condition of the Leased Premises and agrees to indemnify and save Lessor harmless from any and all claims, damages, costs or expenses which may arise as a result of Lessee’s use of the leased premises, or caused by any vices or defects therein, for personal injury, including death, resulting therefrom, to Lessee, its employees and agents, or third persons, or to their property. In addition, Lessee agrees to be bound by the provisions of Exhibit “C” annexed hereto and incorporated by reference.
9.
     This Agreement inures to the benefit of and shall be binding upon the heirs, successors, assigns and legal representatives of the parties hereto.
10.
     All notices permitted or required to be made shall be considered to have been properly given or made when deposited in the United States mail, certified mail, return receipt requested; if to Lessor in care of Lawrence M. Lehmann, Esq., 829 Baronne Street, P. O. Box 52228, New Orleans, LA 70152-2228 or at such other address(es) as Lessor may direct in writing; and, if to Lessee, to Electro-Coal Transfer Corporation, Perez Landing, Davant, Louisiana 70046, attention: William T. Whale, Vice President, or to such other person or address as Lessee may from time to time designate in writing.

11.
     Lessor and Lessee acknowledge that they have heretofore entered into an Agreement of Lease dated as of January 31, 1979 (the “1979 Lease”) affecting adjacent property belonging to Lessor and which 1979 Lease is registered in the Office of the Clerk of Court for the Parish of Plaquemines, in COB 482, folio 116, and they now wish to amend said lease insofar and only insofar as the following provisions are concerned and no further.
A.
     Lessee hereby exercises the option granted to it under Article 3 of the 1979 Lease and Lessee and Lessor acknowledge that the 1979 Lease has continued, and will continue, in full force and effect on the same terms and conditions therein except as herein amended, it being the intent of the parties that this Lease and the 1979 Lease shall run concurrently.
B.
     The 1979 Lease is amended to provide for an annual adjustment of rent in lieu of adjustment at five year intervals. Such annual adjustment shall be calculated, in the same manner as is set forth in this Lease at Article 3 hereof, commencing on the 1st day of January, 1998 and annually on the same date thereafter.
C.
     Lessee agrees to add Lessor as an additional insured on Lessee’s liability policy and to provide Lessor, upon request, with a certificate evidencing such additional coverage. Lessor and Lessee each waive, in favor of the other, all rights of subrogation which their respective insurance carriers might otherwise enjoy.

D.
     Article 9 of the 1979 Lease is hereby amended to provide that Lessee agrees additionally to be bound by the provisions of Exhibit “C” annexed hereto and incorporated by reference retroactively to the original dates of occupancy by Lessee of the properties subject to the 1979 Lease.
12.
     Lessor and Lessee further agree that as to this Lease and the 1979 Lease (collectively the “Leases”), the following provisions shall apply:
(a)
     In the event of a default alleged to have occurred, the party claiming such default shall provide written notice to the other party specifying the nature of such default. No action to terminate either of the Leases shall commence until the lapse, after receipt of such notice, of more than (a) fifteen (15) days, if the default alleged pertains to the payment of money, or (b) thirty days, if the default alleged is non-monetary in nature; provided, however, if such non-monetary default may not be cured within thirty days, such party alleged to be in default may, by diligent, good faith efforts, commence to cure such default and such time period shall be suspended until efforts to cure have been abandoned.
     In the event that Lessee, after notice provided in the proceeding paragraph, fails to cure a default within the time specified, Lessor shall have the right, at Lessor’s option, without further putting Lessee in default and without further notice of default, (1) to cancel this Lease effective immediately or effective as of any date Lessor may select or (2) to proceed one or more times for past due installments of rent only without prejudicing the right to proceed later for additional installments or exercise any other remedy, or (3) to declare the unpaid rent for the entire unexpired term of this Lease immediately due and payable and at once demand and receive payment thereof or (4) to have recourse to any other remedy or mode of redress to which lessor may be entitled by law. Failure of Lessor to exercise any right granted in this paragraph shall not be construed as a waiver of the right to subsequently enforce for a new default such right and no indulgence by Lessor shall be construed as a waiver of any right herein granted. Should an attorney be engaged by Lessor to enforce payment of the rent due under this Lease, with or without judicial proceedings, Lessee agrees to pay Lessor the reasonable fee of such attorney and Lessee also agrees to pay all court costs and other expenses incurred by Lessor.
(b)
     In the event either party should mortgage its interest in the Lease(s) or in the fee, the other party agrees to promptly return estoppel certificates in a form reasonably required by such lender.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple originals on the day and year first above written. WITNESSES:

/s/ Carroll Campbell	/s/ Clara Lopez D’Aquilla Clara Lopez D’Aquilla

/s/ Linda M. McGouph	/s/ Beverly Lopez Beverly Lopez

/s/ Helen Lopez Languirand Helen Lopez Languirand

/s/ John M. Lopez
John M. Lopez

WITNESSES:	ELECTRO - COAL TRANSFER
CORPORATION

/s/ Jack Synovec	By:	/s/ William T. Whale William T. Whale, Vice President

/s/ Layne J. Bennett

PROPOSED LEASE-3
A CERTIAN PARCEL OF LAND SITUATED IN AND BEING A PART OF TOWNSHIP 16 SOUTH, RANGE 13 EAST, SECTION 44, PLAQUEMINES PARISH, LOUISIANA, EAST OF THE MISSISSIPPI RIVER, AND ALSO BEING A PORTION OF HARLEM PLANTATION PER MAP BY JOHN C. de ARMAS, JR. DATED SEPTEMBER 16, 1946, AND BEING MORE FULLY DESCRIBED AS FOLLOWS:
COMMENCING AT U.S. CORPS OF ENGINEERS MONUMENT LMS 159 A, HAVING A 1983 STATE PLANE COORDINATE OF X=3, 737, 235.15 AND Y=410,467.03 FEET, AND A 1927 STATE PLANE COORDINATE OF X=2,456,433.58 AND Y = 349,760.78 FEET, THENCE N 52°43’42” W A DISTANCE OF 3072.66 FEET TO POINT “E” AS SHOWN ON A PLAN BY GANDOLFO, KUHN, LEUKE, AND ASSOCIATES DATED MAY 1, 1979, POINT “E” BEING THE POINT OF INTERSECTION OF THE UPPER LINE OF L-2 IN AS SHOWN ON SAID PLAN WITH THE RIVERSIDE RIGHT OF WAY LINE OF STATE HIGHWAY 39, POINT “E” ALSO BEING THE POINT OF BEGINNING;
THENCE ALONG THE CURVED RIVERSIDE RIGHT OF WAY LINE OF STATE HIGHWAY 39 CONCAVED TO THE LEFT HAVING A RADIUS OF 1111.28 FEET, A CHORD OF N 49057’45” W 93.44 FEET, A DISTANCE OF 93.46 FEET TO THE POINT OF TANGENCY;
THENCE N 52°22’19” W, ALONG THE RIVERSIDE RIGHT OF WAY LINE OF STATE HIGHWAY 39, A DISTANCE OF 1611.14 FEET TO THE POINT OF INTERSECTION WITH THE LINE BETWEEN LOTS 29 AND 30 OF HARLEM PLANTATION, SAID LINE ALSO BEING THE UPPER LINE OF LOT “A”;
THENCE S 34°58’07” W, ALONG THE UPPER LINE OF LOT “A”, A DISTANCE OF 359 FEET, MORE OR LESS, TO THE MEAN LOW WATER PLANE OF THE MISSISSIPPI RIVER;
THENCE IN A DOWNSTREAM OR SOUTHEASTERLY DIRECTION ALONG THE MEAN LOW WATER PLANE OF THE MISSISSIPPI RIVER A DISTANCE OF 1744 FEET, MORE OR LESS, TO THE POINT OF INTERSECTION WITH THE UPPER LINE OF L-2 AS SHOWN ON PLAN BY GANDOLFO, KUHN LEUKE, AND ASSOCIATES DATED MAY 1, 1979;
THENCE N 26°23’C7” E, ALONG THE UPPER LINE OF L-2, SAID LINE BEING PARALLEL WITH AND 4000.00 FEET NORMAL TO THE LOWER LINE OF HARLEM PLANTATION, A DISTANCE OF 277 FEET, MORE OR LESS TO THE POINT OF BEGINNING.
THE ABOVE DESCRIBED LEASE CONTAINS 12.56 ACRES, MORE OR LESS, AND IS BOUNDED IN FRONT BY THE MISSISSIPPI RIVER, IN THE REAR BY THE RIVERSIDE RIGHT OF WAY LINE OF STATE HIGHWAY 39, ABOVE BY LOT 29 OF HARLEM PLANTATION, AND BELOW BY L-2 PER PLAN BY GANDOLFO, KUHN, LEUKE, AND ASSOCIATES DATED MAY 1, 1979.
BEARINGS ARE LAMBERT GRID MERIDIAN BASED UPON THE U.S. CORPS OF ENGINEERS MISSISSIPPI RIVER LEVEE BASELINE.
EXHIBIT “A”

EXHIBIT C
1.	ENVIRONMENTAL DAMAGES
a.	Lessee, its successors and assigns, agrees to indemnify, defend, reimburse and hold harmless:
i.	Lessors; and

ii.	The heirs, devisees, successors and assigns of such persons;
1.	From and against any and all “Environmental Damages” arising from the presence of “Hazardous Materials” upon, about or beneath the Property, or migrating or threatening to migrate from the Property, or arising in any manner whatsoever out of the violation of any “Environmental Requirements” pertaining to the Property, which presence, migration, threatened migration, or violation was caused by Lessee and the activities thereon from the commencement date of the initial term of the original lease between the parties through the date of termination of this Lease, or the breach of any warranty or covenant, or the inaccuracy of any representation of Lessee contained in the Lease. As used herein, the above-quoted terms have the meanings set forth in Part 2 of this Exhibit, below.
b.	This obligation shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings (with counsel approved by the indemnified parties, which approval shall not be unreasonably withheld), even if such claims, suits or proceedings are groundless, false or fraudulent, and conducting all negotiations of any description, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified persons. Lessors, at their sole expense, may employ additional counsel of their choice to associate with counsel representing Lessee. Such counsel shall have no control over the indemnitor’s counsel.

c.	The obligations of Lessee in this paragraph shall survive for a period of ten (10) years following the expiration or earlier termination of the Lease, the discharge of all other obligations owed by the parties to each other, any prior transfer of title to the Property (whether by sale, foreclosure, deed in lieu of foreclosure, or otherwise), and any prior foreclosure on the Property. Upon expiration or earlier termination of the Lease, Lessee shall provide a copy of any environmental assessment(s) performed on the Property to either Lessors or their successors as the case may be.

2.	DEFINITIONS
a.	Hazardous Material

Hazardous Material means any substance:
i.	The presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, administrative action, or law; or

ii.	Which is or becomes defined as “hazardous waste,” “hazardous substance,” or pollutant under any federal, state or local statute, rule or ordinance, or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 USC § 9601, et seq); the Resource Conservation and Recovery Act (42 USC § 6901, et seq); and/or the Louisiana Environmental Quality Act (La. R.S. 30:2001 et seq); or

iii.	Without limitation, which contains gasoline, diesel fuel or any other petroleum hydrocarbons.
b.	Environmental Requirements

Environmental Requirements means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof, and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation:
i.	All requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of “Hazardous Materials,” as defined herein, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such materials; and

ii.	All requirements pertaining to the protection of the health and safety of employees or the public.

c.	Environmental Damages

Environmental Damages means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, including, without limitation, reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of the existence of “Hazardous Material” upon, about, beneath the Property, or migrating or threatening to migrate from the Property, or the existence of a violation of “Environmental Requirements” pertaining to the Property, and which have been caused by the Lessee, including, without limitation:
i.	Damages for personal injury, to property, or natural resources occurring upon or off the Property, including, without limitation, the cost of demolition and rebuilding of any improvements on real property, interest and penalties;

ii.	Fees reasonably incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of such “Hazardous Materials” or violation of “Environmental Requirements,” including, but not limited to the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any federal, state or local government agency or political subdivision or reasonably necessary to restore the Property to its condition at the inception of the original Lease, or otherwise expended in connection with such conditions, and including, without limitation, any attorneys’ fees, costs and expenses incurred in enforcing this Lease or collecting any sums due hereunder; and

iii.	Liability to any third person or governmental agency to reimburse or indemnify such persons or agency for costs expended in connection with the items referenced in subparagraph (ii) above.
d.	The Property

The Property means the leased immovables located in Plaquemines Parish, Louisiana described in Exhibit “A” of the lease as well as the immovable property that is the subject of the lease dated as of January 31, 1979 registered in the office of the Clerk of Court for the Parish of Plaquemines in COB 482, folio 116.

NOTICE OF ENFORCEMENT ACTION, ETC

Each party hereto will promptly advise the other, in writing, upon knowledge of:
a.	all written notices, demands, orders, lawsuits, or other communications received from any governmental authority alleging violations of any environmental requirements or alleging environmental damages;

b.	all written claims, demands, or lawsuits made by any third party alleging violations of any environmental requirements or environmental damages;

c.	a discovery of any environmental violation or environmental damages legally reportable to a government agency; provided, however, no advises to the other hereunder shall constitute an admission of violation or be admissible in any proceeding or for any purpose other than the enforcement of this Lease.
          Provided further that such notices, demands, orders, claims, lawsuits, communications or discoveries must relate to or arise from the Property, and shall not include immaterial administrative notices, such as tax assessments, regulatory fees, routine correspondence, or letters of deficiency with respect to permit applications or related technical documents, provided that such immaterial administrative notices are resolved in a timely and reasonable fashion.
4.	POST-TERMINATION ENVIRONMENTAL ASSESSMENT, ETC.
          Promptly upon the expiration or termination of the Lease, the Lessee shall retain a qualified environmental engineer reasonably acceptable to the Lessors to conduct an environmental assessment of the environmental condition of the Property, and to issue a written report thereof to the Lessors and the Lessee [the “Exit Report”]. The Lessee shall pay the cost of obtaining the Exit Report. The Lessee shall, at its sole cost and expense, perform or cause to be performed, diligently and in strict compliance with all applicable environmental laws and regulations, the removal, disposal, treatment, decontamination, remediation and other acts recommended by the Exit Report and required to bring the Property into compliance with said laws and regulations. Following completion of such work, the Lessee shall also make any repairs and restorations to the Property necessary to return the Property to its original condition, excepting normal wear and tear, at the inception of the Lease.

5.	NO THIRD PARTY BENEFICIARY
          Nothing herein shall be construed to create any benefit or confer any right upon any person who is not entitled to indemnification pursuant to Part 1 hereof.
          This Exhibit supplements the lease of even date herewith, and shall be controlling with regard to the subjects covered herein.
          New Orleans, Louisiana, this 3rd day of February, 1997.

Agreed:

/s/ Clara Lopez D’Aquilla Clara Lopez D’Aquilla, Lessor

/s/ Beverly Lopez Beverly Lopez, Lessor

/s/ Helen Lopez Languirand Helen Lopez Languirand, Lessor

/s/ John M. Lopez John M. Lopez, Lessor

Electro-Coal Transfer Corporation,
Lessee

By:	/s/ William T. Whale William T. Whale, Vice-President